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                                                                       EXHIBIT j



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 19, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Report to Shareholders of the AIM Growth Series (consisting of the AIM Basic Value Fund, the AIM Mid Cap Equity Fund, the AIM Small Cap Growth Fund, the AIM Euroland Growth Fund and the AIM Japan Growth Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

April 20, 2001